Exhibit 10.29

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) to the employment letter agreement by and between Sigma Labs, Inc. (the “Company”) and Mark Ruport (“Ruport” or “you”), dated as of June 10, 2021 (the “Agreement”), is made effective as of February 16, 2022 (the “Effective Date”).

RECITAL

The Company and you desire to amend the Agreement upon the terms set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company and Ruport hereby agree as follows:

AMENDMENT

1. Definitions. Terms not otherwise defined in this Amendment shall have the meanings attributed to such terms in the Agreement. References in the Agreement and in this Amendment to this “Agreement” mean the Agreement as amended by this Amendment and as further amended from time to time as provided in the Agreement.

2. Amendments.

2.1 Section 2 of the Agreement shall be deleted and replaced in its entirety with the following:

“2. Employment; Title; Duties: Effective as of February 16, 2022, the Company shall employ you, and you shall serve, as the Company’s Chief Executive Officer. You understand that your duties as Chief Executive Officer may change from time to time during the Term (as herewith defined) in the discretion of the Board, but such duties shall be consistent with the duties customarily assigned to the office of chief executive officer of a company substantially comparable to the Company as of February 16, 2022. You shall perform faithfully, diligently and to the best of your ability all of your duties and responsibilities hereunder in accordance with the policies established by and under the direction of the Board. Subject to the direction and supervision of the Board, you shall have such corporate power and authority as shall reasonably be required to enable you to discharge your duties under this Agreement. Your services hereunder shall be rendered primarily at the Company’s principal executive offices and at your current home office in Colorado, except for travel when and as required in the performance of your duties hereunder. For as long as you serve as the Chief Executive Officer, you will serve on the Board of Directors of the Company. The duration of your employment is hereafter referred to as the ‘Term.’”

2.2 The Base Salary referenced in Section 4(a) of the Agreement shall be changed from $250,000 to $200,000 effective as of the Effective Date.

3. No Other Changes to the Agreement; Miscellaneous. Except as expressly amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect. This Amendment may be executed in counterparts, each of which shall be deemed an original document, and all of which, taken together, shall be deemed and all constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Ruport have executed and delivered this Amendment as of the Effective Date.

Sigma Labs, Inc.		Ruport

By:	/s/ Salvatore Battinelli	By	/s/ Mark K. Ruport
Name: Title:	Salvatore Battinelli Chairman of Compensation Committee	Name:	Mark K. Ruport